Exhibit 99.1

[Letterhead of Sigma-Aldrich]

From:	David R. Harvey, Chairman and CEO	For questions, contact:
	Jai P. Nagarkatti, President & COO	Kirk A. Richter, Treasurer
(314) 286-8004

FOR IMMEDIATE RELEASE

July 11, 2005

SIGMA-ALDRICH (NASDAQ: SIAL) ANNOUNCES NEW ORGANIZATION

TO ACCELERATE CUSTOMERS’ SUCCESS AND GROWTH

Sigma-Aldrich announced today a new organization consisting of four customer-centric business units, each headed by a President reporting to the Company’s President & COO, intended to further enhance its ability to serve its diverse base of more than sixty thousand commercial accounts comprising one million individual customers worldwide and the potential for above market growth rates.

After an extensive six month study which included interviews with nearly 650 customers around the globe, the Company is reorganizing its two existing life science and high technology Research businesses – Scientific Research and Biotechnology – into three units, each with its own distinctive competencies to meet the needs of carefully defined customer segments:

•	Essentials (20% of the Company’s current sales), which will offer customized account management to largely economic buyers in pharmaceutical, academic and commercial research organizations, headed by Gilles Cottier, 47, most recently Vice President – Sales. Cottier joined Sigma-Aldrich in Lyon, France in 1986 and has served in a number of positions of increasing responsibility including country manager for France and Vice President – International Sales and Operations;

•	Specialties (35% of the Company’s current sales), which will offer the Company’s traditional broad line of specialty products through its web site and catalogs to lab scientists in these same accounts worldwide, headed by David Julien, 50, most recently President – Biotechnology; and

•	Biotech (20% of the Company’s current sales), which will focus on providing innovative, first-to-market research tools for life scientists, headed by Shaf Yousaf, 45, most recently Vice President – Corporate R&D and Biotechnology Marketing. Yousaf has helped launch many of the Company’s new initiatives in molecular biology and biotech since bringing 13 years of experience with another leading global biotech company to Sigma-Aldrich in 1996.

The Company’s final business — SAFC — which stands separate from these Research units and represents 25% of the Company’s current sales after the recent acquisition of JRH Biosciences, offers fine chemical products and flexible service solutions for customers in the three key industrial market segments of Pharma, Biosciences and Hi-Tech. SAFC will continue to be led by Frank Wicks, 52, who has served as the unit’s President since January 2003.

Both Cottier and Yousaf will join Julien, Wicks, Chairman & CEO David Harvey, 66, President & COO Jai Nagarkatti, 58, and Chief Administrative Officer & CFO Michael Hogan, 52, as members of the Company’s Executive Management Group.

While these organizational changes are effective immediately, the Company plans to continue to report its sales results for its three existing Scientific Research, Biotechnology and SAFC business units through 2005 and begin reporting under the new four-unit structure in 2006. Further details regarding the Company’s goals, high-level strategies and growth initiatives for this new organization will be shared at its annual business review for shareholders and analysts on Tuesday, August 16, 2005 at 8:30 a.m. (Central Daylight Time). Information provided at that session will be simultaneously web cast over the Sigma-Aldrich website (www.sigma-aldrich.com). Details about how to access this web cast will be shared in a separate release. A replay will be available on the Company’s web site until Tuesday, August 23, 2005.

Commenting on the new organization, President & COO Jai Nagarkatti said: “We’re excited about our new organization and the opportunities its sharpened focus on meeting customers’ needs is expected to provide for driving the potential for even better and more profitable growth. This latest change in our evolution towards a truly customer-centric company builds on the success of our past initiatives. Resting firmly on the base of historically profitable operations and a strong balance sheet, we believe this latest change and the strategies that support it should enable us to simultaneously excel in serving our customers, deliver 10% top and bottom line growth long-term for our shareholders and provide exciting and challenging opportunities for our employees.”

About Sigma-Aldrich: Sigma-Aldrich is a leading Life Science and High Technology company. Our biochemical and organic chemical products and kits are used in scientific and genomic research, biotechnology, pharmaceutical development, the diagnosis of disease and as key components in pharmaceutical and other high technology manufacturing. We have customers in life science companies, university and government institutions, hospitals and in industry. Over one million scientists and technologists use our products. Sigma-Aldrich operates in 35 countries and has over 6,800 employees providing excellent service worldwide. We are committed to accelerating Customers’ success through leadership in Life Science, High Technology and Service. For more information about Sigma-Aldrich, please visit our award-winning web site at www.sigma-aldrich.com

Cautionary Statement: This release contains forward-looking statements relating to future performance, goals, strategic actions and initiatives and similar intentions and beliefs. Although the Company believes its expectations are based on reasonable assumptions, such statements are subject to risks and uncertainties, including, among others, certain economic, political and technological factors. Actual results could differ materially from those stated or implied in this news release, due to, but not limited to, such factors as (1) changes in pricing and the competitive environment, (2) fluctuations in foreign currency exchange rates, (3) the ability to reinvest cash generated from operations in acquisitions and the impact of and success in integrating and obtaining projected results from such acquisitions, (4) other changes in the business environment in which the Company operates, (5) changes in research funding, (6) uncertainties surrounding government healthcare reform, (7) government regulations applicable to the business, (8) the impact of fluctuations in interest rates, (9) the effectiveness of the Company’s further implementation of its global software systems and electronic ordering, (10) the ability to retain customers, suppliers and employees, (11) the success of research and development activities, and (12) changes in worldwide tax rates or tax benefits from domestic and international operations. The Company does not undertake any obligation to update these forward-looking statements.

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